[Letterhead of Sandler O'Neill & Partners, L.P.]




                                                                  April 13, 2005

BY FACSIMILE AND EDGAR
-----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

              Re:  BankFinancial Corporation. -
                   Registration Statement on Form S-1 (File No. 333-119217)
                   -------------------------------------------------------

Ladies and Gentlemen:

     In accordance with Rule 461 under the Securities Act of 1933, as amended, we hereby join BankFinancial Corporation (the "Company") in requesting that the Company's above-referenced registration statement on Form S-1 be declared effective on April 15, 2005, at 12:00 p.m., or as soon thereafter as is practicable.

                                   Very truly yours,


                                   SANDLER O'NEILL & PARTNERS, L.P.
                                   By: Sandler O'Neill & Partners, Corp.,
                                        the sole general partner

                                      /s/ Michael Lacovara
                                      ----------------------------
                                          Michael Lacovara
                                          An Officer of the Company